Exhibit 99.1

Doreen Toben and Anne Gates Join Tapestry Board of Directors

Brings Board Membership to Ten

NEW YORK--(BUSINESS WIRE)--December 7, 2017--Tapestry, Inc. (NYSE:TPR) (SEHK:6388), a leading New York-based house of modern luxury accessories and lifestyle brands, today announced that Doreen Toben and Anne Gates have been appointed to Tapestry’s Board of Directors. The appointments of Ms. Toben and Ms. Gates to the Board brings the membership to ten.

Victor Luis, Chief Executive Officer of Tapestry, Inc., said, “We are extremely pleased that Doreen Toben and Anne Gates have agreed to join our Board. As Tapestry continues to evolve as a house of brands, we are confident that their respective business experience, strategic insight and leadership skills will prove particularly valuable to us.”

“We conducted an in-depth search for Directors who would further strengthen and diversify our board’s breadth of expertise and perspectives. We are delighted to have identified two such exceptional individuals,” said Jide Zeitlin, Chairman of the Board of Tapestry, Inc. “I am confident that Anne and Doreen are going to make important and positive impacts on our company and I am very pleased to welcome them to our Board.”

Ms. Toben served as Executive Vice President of Verizon Communications, Inc. from February 2002 until her retirement from the company in June 2009. From 2002 to February 2009, she was Verizon’s Chief Financial Officer and was responsible for its finance and strategic planning efforts. Prior to 2002, Ms. Toben was senior vice president and chief financial officer with responsibility for finance and strategic planning for Verizon’s Telecom Group. She brings over 25 years of experience in the communications industry. Ms. Toben is also a member of the boards of directors of ARRIS Group, Inc. and The New York Times Company. Previously, Ms. Toben served on the Board of Directors of Kate Spade from 2009 until the company was acquired by Tapestry, Inc. in 2017.

Upon her appointment, Ms. Toben said, “The brands that comprise Tapestry’s portfolio are built upon a history and heritage of authenticity, with shared values of optimism, innovation and creativity. I’m excited about joining the Board at this unique moment in time, to help build on the foundation they have created as they evolve into a true house of brands.”

Ms. Gates was President of MGA Entertainment, Inc., a privately-held developer, manufacturer and marketer of toy and entertainment products for children, a position she has held from 2014 through her retirement in 2017. Ms. Gates held roles of increasing responsibility with The Walt Disney Company from 1991-2012. Her roles included Executive Vice President, Chief Financial Officer for Disney Consumer Products, Managing Director for Disney Consumer Products Europe and Emerging Markets, and Senior Vice President of operations, planning and analysis for The Walt Disney Company. Prior to joining Disney, Ms. Gates worked for PepsiCo and Bear Stearns. She has over 25 years of experience in the retail and consumer products industry. In addition, Ms. Gates has a broad business background in finance, marketing, strategy and business development, including growing international businesses. Ms. Gates serves on the Board of Directors of The Kroger Company. She is also chairwoman of Big Sunday and a member of the Boards of the University of California, Berkley Foundation, Columbia University School of Engineering, Cadre and PBS SoCal (KOCE-TV Foundation).

Upon her appointment, Ms. Gates stated, “"I am delighted to be joining the Tapestry Board. I look forward to contributing to the sustained health and future growth of this home of great brands, all of which resonate with consumers globally."

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR. The Company’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," "anticipate," “evolve,” “moving,” “leveraging,” “developing,” “driving,” “targeting,” “assume,” “plan,” “pursue,” “look forward to,” “achieve” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our transformation and operational efficiency initiatives and growth strategies and our ability to achieve intended benefits, cost savings and synergies from acquisitions, etc. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors.

CONTACT:
Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
Global Head of Investor Relations and Corporate Communications
or
Christina Colone, 212-946-7252
Senior Director, Investor Relations